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                                                                   Exhibit 10.28


                              TERMINATION AGREEMENT


      This Termination Agreement, dated as of November 4, 1998, is made by and between CAMBRIDGE NEUROSCIENCE, INC., a Delaware corporation having its principal place of business at One Kendall Square, Building 700, Cambridge, Massachusetts 02139 U.S.A. ("CNSI"), and BOEHRINGER INGELHEIM INTERNATIONAL GmbH, a limited liability company organized under the laws of the Federal Republic of Germany having its principal place of business at D-55216 Ingelheim/Rhein Germany ("BII").

      WHEREAS, CNSI and BII entered into a license agreement having an effective date of March 21, 1995 (the "LICENSE AGREEMENT");

      WHEREAS, CNSI and BII desire to terminate the LICENSE AGREEMENT; and

      WHEREAS, notwithstanding any contrary terms and conditions included in the LICENSE AGREEMENT, CNSI and BII have agreed that their respective rights and obligations upon termination of the LICENSE AGREEMENT shall be as set forth herein.

      NOW THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, CNSI and BII mutually agree as follows:

1. USE OF DEFINED TERMS. All capitalized terms used but not expressly defined herein shall have the meanings set forth in the LICENSE AGREEMENT.

2. TERMINATION. CNSI and BII agree to terminate the LICENSE AGREEMENT effective as of November 4, 1998 (the "Effective Date of Termination") according to the terms set forth in this Termination Agreement. The termination of the LICENSE AGREEMENT pursuant to the terms and conditions set forth herein shall be deemed to be a termination of the LICENSE AGREEMENT "in accordance with its terms" as described and provided in Section 6.5 of the Stock Purchase Agreement entered into by the parties hereto and having an effective date of March 21, 1995 (the "STOCK PURCHASE AGREEMENT").

3.    RIGHTS UNDER CNSI PATENT RIGHTS AND CNSI TECHNOLOGY.

      3.1 As of the Effective date of Termination, all rights and licenses granted by CNSI to BII under the CNSI Patent Rights and the CNSI Technology shall terminate, and all rights, if any, of BII with respect to the Program Patent Rights and Program Technology shall be assigned to CNSI as provided in Section 4.2.

      3.2 The provisions of Section 3.1 notwithstanding, BII may retain a quantity (the amount of which shall be mutually agreed) of Licensed Compound on hand solely for its internal research purposes solely at its facilities located in Germany and solely for use by employees of BII and its Affiliates and who are obligated to assign all inventions and discoveries made through the use of the Licensed Compound to BII. To the extent such employees make an invention or discovery,


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            directly or indirectly as a result of the use of a Licensed Compound as permitted by this Section 3.2, including, without limitation, inventions or discoveries relating to the manufacture of Licensed Compounds or corresponding Licensed Products (hereinafter a "New Invention"), BII will promptly notify CNSI in writing of such New Invention. BII hereby grants CNSI a royalty-free, exclusive license to all such New Inventions, which license shall be fully paid and irrevocable as of the Effective Date of Termination. Such license shall be without additional charge to CNSI, except in the event and only to the extent that BII is required to make payments to the inventors under German Law regarding employees' inventions. CNSI will reimburse BII in full for all payments made by BII to such inventors; provided, that, CNSI shall not be required to reimburse BII for any payments made in excess of the payment required by law. CNSI shall have the sole authority and responsibility for preparing, filing, prosecuting, maintaining, enforcing and defending any and all patent applications or patents covering New Inventions, at CNSI's expense, provided, however, that BII shall make available to CNSI (or to its attorneys, agents, or representatives), at CNSI's expense, BII's employees, agents or consultants to the extent reasonably necessary or appropriate to enable CNSI to prepare, file, prosecute, maintain, enforce and defend such patent applications and patents; provided, further, that BII, its employees, agents or consultants shall execute all documents relating to such New Inventions at no charge to CNSI.

      3.3 CNSI, alone or together with one or more Third Parties, shall have the exclusive right to make and have made, sell and have sold, use and have used, market and have marketed, distribute and have distributed, import and have imported and export and have exported Licensed Products and the Licensed Compound throughout the world, including, without limitation, the right to grant licenses or sublicenses to Third Parties.

4.    PROGRAM TECHNOLOGY AND PROGRAM PATENT RIGHTS; TECHNOLOGY TRANSFER.

      4.1 Within one year of the Effective Date of Termination, BII shall disclose to CNSI the making, conception or reduction to practice of any Program Technology and Program Patent Rights by its employees or others acting on its behalf during the term of the LICENSE AGREEMENT; provided, that, BII shall have no obligation to generate additional formal or informal reports for CNSI, except as set forth in Article 11. BII shall make available to CNSI, at CNSI's expense, BII's employees, agents or consultants to the extent reasonably necessary to enable CNSI to conduct a meaningful evaluation of and to practice any such Program Patent Rights and/or Program Technology.

      4.2 BII hereby assigns and transfers to CNSI all of its right, title and interest in and to any Program Technology and Program Patent Rights in existence as of the Effective Date of Termination, including, without limitation, Program Technology and Program Patent Rights relating to the manufacture of Licensed Compounds or Licensed Products; provided, that, BII may retain rights under the Program



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            Technology and Program Patent Rights to the limited extent necessary to exercise the rights set forth in Section 3.2 hereof.

      4.3 As of the Effective Date of Termination CNSI shall be solely responsible for the filing, prosecution, maintenance, enforcement and defense of the Program Patent Rights; provided, however, that BII shall make available to CNSI (or to its attorneys, agents, or representatives), at CNSI's expense, BII's employees, agents or consultants to the extent reasonably necessary or appropriate to enable CNSI to file, prosecute and maintain patent applications and resulting patents with respect to Program Patent Rights; and provided, further, that BII, its employees agents or consultants shall execute all documents relating to such Program Patent Rights at no charge to CNSI.

5. TRADEMARK. BII shall retain all rights to the Trademark assigned to BII pursuant to Section 3.1.4 of the LICENSE AGREEMENT.

6. ROYALTIES. In the event that CNSI or any CNSI Affiliate, or any licensee of CNSI or any CNSI Affiliate, sells the Licensed Compound or corresponding Licensed Products, CNSI shall pay BII royalties pursuant to this Article 6.

      6.1 DEFINITIONS. For the purposes of this Termination Agreement, the term Net Sales means the amount received by CNSI, its Affiliates or licensees, in consideration for the sale, lease or other transfer of Licensed Products to independent customers, less: (a) credited allowances to such independent customers for such Licensed Product which was spoiled, damaged, out-dated or returned; (b) freight and insurance costs incurred in transporting Licensed Products to such customers; (c) quantity and other trade discounts actually allowed and taken; (d) sales, use, value added and other taxes or governmental charges incurred in connection with the sale, exportation or importation of the Licensed Products in finished packaged form; and (e) charge back payments and/or rebates provided to managed health care organizations or federal, state and local governments, their agencies, purchasers and reimburses, including reimbursements to social security organizations. The transfer of Licensed Products by CNSI or one of its Affiliates to (i) another Affiliate of CNSI, or (ii) a licensee of CNSI shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount received by CNSI, its Affiliate or licensees to its customer, less the deductions allowed under this Section. Every other commercial use or disposition of Licensed Products by CNSI, its Affiliates or licensees, other than reasonable quantities of promotional samples, shall be considered a sale of the Licensed Products at the weighted average Net Sales price then being invoiced by the seller in arm's length transactions.

            CNSI, its Affiliates or licensees shall be deemed to have sold a "Bundled Product" if the Licensed Products are sold by CNSI, its Affiliates or licensees pursuant to an agreement with an independent customer specifying, for a combination of products or services, (i) a single price, (ii) other terms of purchase not separately



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            identifying either a price per product or the effective deductions referred to above per product, or (iii) a price for units of the Licensed Products which is discounted below CNSI's or its Affiliates' or licensees' standard invoice price per unit of the Licensed Products by at least five percentage points more than the amount that any other product or service in the Bundled Product is discounted below such other product's or service's standard invoice price. In order to calculate the Net Sales of the Licensed Products included in a Bundled Product (a) in the case of the foregoing clauses (i) and (ii), the total Net Sales of the Bundled Product shall be multiplied by a fraction, the numerator of which shall be the product of the number of units of the Licensed Products sold multiplied by the standard invoice price per unit of the Licensed Products and the denominator of which shall be the sum, for all products or services included in the Bundled Product, of the products of the number of units sold for each product or service in the Bundled Product multiplied by the standard invoice price per unit for each such product or service, and (b) in the case of the foregoing clause (iii), the parties will determine whether an adjustment to Net Sales is appropriate and, if so, a mutually agreeable method of calculation.

      6.2 ROYALTIES RECEIVED BY CNSI AND CNSI AFFILIATES ON THE NET SALES OF LICENSED PRODUCTS BY THIRD PARTY LICENSEES.

            6.2.1 Subject to Section 6.4, CNSI shall pay BII a percentage of the royalty received by CNSI on the Net Sales of Licensed Products by CNSI's Third Party licensees at the following rates:

                                                            PERCENT OF ROYALTIES
                    ROYALTY PAID TO CNSI BY THIRD PARTY     RECEIVED BY CNSI
                    LICENSEE                                OWED TO BII
                    -----------------------------------     --------------------

                    Ten percent (10%) or less                     10%

                    Greater than ten percent (10%) and
                    less than twenty percent (20%)                15%

                    Twenty percent (20%) or greater               20%

            CNSI will pay the above percentage of royalties to BII for the duration of any royalty payments received by CNSI from a Third Party licensee.

            6.2.2 Subject to Section 6.4, to the extent that CNSI also receives consideration in the form of up-front licensing fees or milestone payments, or payments for the purchase of outstanding shares of the capital stock of CNSI which are in excess of the fair market value of such shares, but excluding reimbursement of research and development costs actually incurred by CNSI (hereinafter "Other Licensing Income"), CNSI shall pay BII a percentage of such Other Licensing Income actually received by CNSI



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                    according to the schedule for royalties received in the same transaction as set forth in Section 6.2.1. By way of example, but not limitation, if CNSI enters into an agreement with a Third Party licensee for the development of Licensed Products and the agreement provides that CNSI shall receive an up-front license fee of Five Hundred Thousand Dollars ($500,000.00) and a royalty of twelve percent (12%) on the Net Sales of Licensed Products by such Third Party licensee, CNSI shall owe BII fifteen percent (15%) of the up-front license fee received from such Third Party and fifteen percent (15%) of the royalties on Net Sales received from such Third Party.

      6.3 ROYALTIES ON THE NET SALES OF LICENSED PRODUCTS SOLD DIRECTLY BY CNSI OR CNSI AFFILIATES. CNSI shall pay BII a royalty of three percent (3%) on the Net Sales of Licensed Products sold directly to Third Parties other than Third Party licensees by CNSI or its Affiliates.

      6.4 PAYMENTS ON SALES OF LICENSED COMPOUND OR LICENSED PRODUCTS BY CNSI OR CNSI AFFILIATES. In the event CNSI supplies Licensed Compounds or Licensed Products to a Third Party licensee, CNSI shall pay BII three percent (3%) of the Net Sales of Licensed Products related thereto by such Third Party licensee only if such three percent (3%) of Net Sales is greater than the royalties and other amounts CNSI would have owed BII on the Net Sales of Licensed Products by such Third Party licensee pursuant to Sections 6.2.1 and 6.2.2 above, and in such case, CNSI shall not owe BII the royalty set forth in Sections 6.2.1 and 6.2.2.

      6.5 OTHER. In the event CNSI is acquired, is merged with a Third Party, is disposed of by a receiver in bankruptcy, or in the event that CNSI sells or otherwise disposes of the program relating to the Licensed Compounds or Licensed Products, such that the provisions of
            Section 6.2, 6.3 and 6.4 do not apply, then CNSI's successor shall, as a condition to the consummation of such transaction, assume CNSI's obligations under those provisions.

      6.6   PAYMENTS TO THIRD PARTIES.

            6.6.1 If CNSI, its Affiliates or licensees can demonstrate that, in order to manufacture or sell Licensed Products or Licensed Compounds in any country they must make payments (including without limitation royalties, option fees or license fees) to one or more Third Parties to obtain a license or similar right in the absence of which the Licensed Compound and/or the Licensed Products could not be legally manufactured or sold in such country, CNSI may deduct from the royalty thereafter payable to BII on Net Sales in such country an amount equal to fifty percent (50%) of the payment to such Third Party, other than the University of Oregon, subject to the limitations of Section
                    6.6.2 below.



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            6.6.2.  It is specifically understood and agreed that an aggregate total sum of the reduction under Section 6.6.1 of royalty payments described in Sections 6.2 and 6.3 shall not reduce the royalty to be paid to BII by more than fifty percent (50%) in any given quarter under any circumstance; provided, however, that in the event that royalties paid by CNSI for the use of Third Party patents, including, without limitation, royalties payable to the University of Oregon, together with the royalties paid to BII under this Termination Agreement, are so significant a factor in the return realized by CNSI as to diminish CNSI's ability to respond to competitive pressures in the market, BII agrees to negotiate a reasonable reduction in the royalty paid to BII for the period during which such market condition exists. Factors determining the size of the reduction will include CNSI's profit margin on Licensed Products or Licensed Compounds, as the case may be, and on analogous products and prevailing prices for competitive products.

      6.7 ROYALTY REPORTS, EXCHANGE RATES. During the term of this Termination Agreement, following the First Commercial Sale of the Licensed Products in any country, CNSI shall, (a) within thirty (30) days after each calendar quarter in the case of Licensed Products sold directly by CNSI or its Affiliates, or (b) within fifteen (15) business days after receipt by CNSI of the applicable quarterly report (as described below) in the case of the sale of Licensed Products by a Third Party licensee, furnish to BII a written quarterly report showing, on a country by country basis and as applicable: (i) the gross sales of the Licensed Products sold, as the case may be, by CNSI and its Affiliates or by CNSI's licensees, during the reporting period and the calculation of Net Sales from such gross sales; (ii) withholding taxes, if any, required by law to be deducted in respect of such sales; (iii) the dates of the First Commercial Sales of the Licensed Products in any countries during the reporting period; and (iv) the exchange rates used in determining the amount of United States dollars. If no royalty is due for any royalty period hereunder, CNSI shall so report. CNSI shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales of Licensed Compounds and Licensed Products to enable the royalties payable hereunder to be determined. For the purposes of this Termination Agreement, the term "First Commercial Sale" means the first sale for use or consumption by the general public of the Licensed Products in the applicable country based on the required marketing and pricing approval granted by the governing health authority of such country.

      6.8 AUDITS. Upon the written request of BII, CNSI shall permit an independent public accountant selected by BII and acceptable to CNSI, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such records of CNSI as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than thirty-six (36) months prior to the date of such request. All such verifications shall be conducted at BII's expense and not more than once in each calendar year.



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            In the event such BII representative concludes that additional royalties were owed to BII during such period, the additional royalty shall be paid by CNSI within thirty (30) days of the date BII delivers to CNSI such representative's written report so concluding. The fees charged by such representative shall be paid by BII unless the audit discloses that the royalties payable by CNSI for the audited period are incorrect by more than five percent (5%), in which case CNSI shall pay the reasonable fees and expenses charged by such representative. CNSI shall include in each Third Party license granted by it a provision requiring the licensee to make reports to CNSI, to keep and maintain records of sales made pursuant to such license and to grant access to such records by BII's representatives to the same extent required of CNSI under this Termination Agreement. BII agrees that all information subject to review under this Section 6.8 or under any sublicense agreement is confidential and that BII shall cause its representatives to retain all such information in confidence and to treat such confidential information with the same care that it treats its own confidential information.

      6.9 ROYALTY PAYMENT TERMS. Royalties shown to have accrued by each royalty report provided for under this Termination Agreement shall be due, (i) within thirty (30) days of the end of each calendar quarter in the case of the sale of Licensed Products by CNSI or its Affiliates, or (ii) within fifteen (15) business days of CNSI's receipt of payment from a Third Party licensee in the case of sales of Licensed Products by a Third Party licensee. Payment of royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing with respect to any prior quarter shall be added, together with interest thereon accruing at the rate set forth in Section 6.11, from the date of the report for the quarter for which such amounts are owing, to the next quarterly payment hereunder.

      6.10 WITHHOLDING TAXES. CNSI shall deduct any withholding taxes from the payments agreed upon under this Article 6 and pay them to the proper tax authorities required by the laws of the United States of America applicable at the date of payment. CNSI shall not deduct any other withholding or any other governmental charges from the payments agreed upon under this Termination Agreement, including but not limited to any such taxes or charges incurred as a result of an assignment or sublicense by CNSI to any Affiliate or any Third Party, except as noted above. CNSI shall maintain official receipts of payment of any withholding taxes and forward these receipts to BII. The parties will exercise their best efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future double taxation agreement between the United States and the Federal Republic of Germany. BII shall provide CNSI with completed Form 1001 "Ownership, Exemption, or Reduced Rate Certificate," or Form 4224 "Exemption From Withholding of Tax on Income Effectively Connected With the Conduct of a Trade or Business in the United States," as applicable.



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      6.11  INTEREST ON LATE PAYMENTS. Any payments by CNSI to BII that are not paid on or before the date such payments are due under this Termination Agreement shall bear interest, to the extent permitted by applicable law, at two (2) percentage points above the Prime Rate of interest declared from time to time by BankBoston, N.A., in Boston, Massachusetts, calculated on the number of days payment is delinquent.

      6.12 EXPIRATION OF ROYALTY OBLIGATION. CNSI's obligation to pay BII royalties under this Section 6 shall expire twelve (12) years from the Effective Date of Termination.

7. DEVELOPMENT COSTS. Within fifteen (15) business days of the Effective Date of Termination, CNSI shall pay BII One Million Four Hundred and Seventy-Eight Thousand Dollars ($1,478,000.00), which represents all outstanding amounts owed BII pursuant to Section 4.2 of the LICENSE AGREEMENT. Such payment will be made to BII's account at the Citibank, Frankfurt am Main, Account No. 120 3497 004, Swift Code: CITIDEFF.

8. BULK DRUG SUPPLY. For a period of two (2) years after the execution of this Agreement (the "Purchase Period"), CNSI shall have the right to purchase some or all of the existing quantity of Licensed Compound from BII at a price of 9,500 DM/kg. of Licensed Compound. As of the Effective Date of Termination, the amount of Licensed Compound in stock is 56.831 kg., and CNSI may purchase up to a total of 54 kg. hereunder. CNSI shall purchase such Licensed Compounds in amounts of 2kg. or greater. At the conclusion of the Purchase Period, BII may destroy any quantities of Licensed Compound in stock; provided, that BII shall provide CNSI with at least thirty (30) days advance written notice thereof, and provided, further, that CNSI shall have the right to request that instead such remaining quantity of Licensed Compound be purchased by CNSI on the above terms.

9.    RIGHT TO DESIGNATE DIRECTOR.

      9.1 The termination of the LICENSE AGREEMENT pursuant to the terms and conditions set forth herein shall cause the termination of Section
            6.0 of the STOCK PURCHASE AGREEMENT, including, without limitation, BII's right to designate a nominee for election to CNSI's Board of Directors.

      9.2 The provisions of Section 9.1 notwithstanding, BII and CNSI agree that Burkhard Blank, M.D., heretofore a designee of BII pursuant to
            Section 6.1 of the STOCK PURCHASE AGREEMENT, shall serve on CNSI's Board of Directors through March 31, 1999, and thereafter upon the mutual agreement of the parties.

10. ASSIGNMENT OF REGULATORY APPROVALS, PRE-CLINICAL AND CLINICAL DATA AND MANUFACTURING DATA.

      10.1 Within sixty (60) days of the Effective Date of Termination, BII shall provide to CNSI a copy of all correspondence to regulatory agencies relating to the termination of their clinical investigations of the Licensed Compound. BII shall



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            also provide to CNSI copies of technical documentation related to the manufacture, quality, purity and testing of the Licensed Compound and the corresponding Licensed Products. The foregoing notwithstanding, BII shall have no obligation to generate additional formal or informal reports for CNSI, except as provided in Article 11.

      10.2 BII shall retain the raw data and biological samples generated by BII during the Program in industry standard archives for a period of three (3) years after the Effective Date of Termination. If requested by CNSI, BII shall provide such data and samples to CNSI so as not to jeopardize any regulatory filings, and to assist CNSI in completing, maintaining or supplementing, to the extent necessary or desirable, any regulatory filings.

      10.3 BII shall use reasonable efforts to cooperate with CNSI so as not to jeopardize any regulatory proceedings or approvals or delay any future regulatory filings undertaken by CNSI. BII agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with CNSI (at CNSI's expense) in connection with any request from CNSI or from any regulatory agency pertaining to any aspect of the development or manufacture of Licensed Compounds or Licensed Products performed by BII or under contract to BII during the Program, including toxicology, pre-clinical data, clinical testing and manufacturing issues.

11. THE FINAL ANALYSIS REPORT; PUBLICATIONS AND OTHER COMMUNICATIONS REGARDING CLINICAL STUDY 534.11. The parties agree that BII shall prepare a Final Analysis Report and publication regarding Phase III Clinical Study 534.11 on or before December 31, 1999, and that CNSI shall have the right to review and provide comments on the Final Analysis Report and any publications or disclosures regarding Clinical Study 534.11 for a period of (30) business days after its receipt thereof, which date shall be at least thirty (30) business days prior to the release thereof to third parties who are not employees of BII or its Affiliates. Until such review occurs, and CNSI has had the opportunity to provide comments on the contents of the Final Analysis Report, publication or other disclosure, the Final Analysis Report and any such publication or other disclosure shall be treated as the Confidential Information of CNSI.

12. Each of CNSI and BII hereby release the other from any and all claims, actions or causes of action by it and arising from or related to the LICENSE AGREEMENT, the transactions contemplated thereby or the termination thereof; provided, that, this Section shall not be interpreted to release either CNSI or BII from any obligation expressly set forth in this Termination Agreement, including, without limitation, their respective continuing obligations pursuant to Section 13 hereof.

13. SURVIVAL. The following Articles and Sections of the LICENSE AGREEMENT shall survive its termination: Articles 1, 11 and 13 and Sections 4.3, 5.3, 6.5, 8.1.2, 9.1, 9.3, 9.4 and 9.5.



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14.   MISCELLANEOUS.

      14.1 APPLICABLE LAW. This Termination Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving affect to the choice of law provisions thereof.

      14.2 ASSIGNMENT. This Termination Agreement may be assigned by either party without the consent of the other party, provided, that, any assignee shall assume all obligations of its assignor under this Termination Agreement.

      14.3 SEVERABILITY. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Termination Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the party would have entered into this Termination Agreement with such valid provision. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Termination Agreement shall not affect the validity of this Termination Agreement as a whole, unless the invalid provisions are of such essential importance to this Termination Agreement that it is to be reasonably assumed that the parties would not have entered into this Termination Agreement without the invalid provisions.

      14.4 NOTICES. Any consent, notice or report required or permitted to be given or made under this Termination Agreement by one of the parties thereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

            If to CNSI:      Cambridge NeuroScience, Inc.
                             One Kendall Square
                             Cambridge, Massachusetts 02139
                             Attention: President
                             Telephone:(617) 225-0600
                             Telecopy: (617) 225-0613



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            with a copy to:  Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                             One Financial Center
                             Boston, Massachusetts 02111
                             Attention: William T. Whelan, Esq.
                             Telephone:(617) 542-6000
                             Telecopy: (617) 542-2241

            If to BII:       Boehringer Ingelheim International GmbH
                             Postbox 200
                             D-55216 Ingelheim, Rhein
                             Germany
                             Attention: Corporate Licensing
                             Telephone: 011 49 61 32 77 34 08
                             Telecopy: 011 49 61 32 77 35 83

            with a copy to:  Boehringer Ingelheim International GmbH
                             Postbox 200
                             D-55216 Ingelheim, Rhein
                             Germany
                             Attention: Head of Legal Department
                             Telephone: 011 49 61 32 77 21 06
                             Telecopy: 011 49 61 32 77 35 83

      14.5 DISPUTE RESOLUTION; CHOICE OF FORUM. Any disputes arising between the parties relating to, arising out of or in any way connected with this Termination Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after the expiration or termination of this Termination Agreement, shall be promptly presented to the Chief Executive Officer of CNSI and the Member of the Corporate Board of BII responsible for Pharmaceuticals for resolution and if they or their designees cannot promptly resolve such disputes, then either party shall have the right to bring an action to resolve such dispute before a court of competent jurisdiction. The parties hereby submit to the jurisdiction of the federal or state courts located within the Commonwealth of Massachusetts for the conduct of any suit, action or proceeding arising out of or relating to this Termination Agreement.

      14.6 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Termination Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

      14.7 WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.



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
      14.8 COUNTERPARTS. This Termination Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. This Termination Agreement together with the STOCK PURCHASE AGREEMENT, contains the entire understanding of the parties with respect to the subject matter hereof and, except where the LICENSE AGREEMENT is expressly referenced, supersedes the LICENSE AGREEMENT. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Termination Agreement. This Termination Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.




                  [Remainder of page intentionally left blank.]




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
      IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first set forth above.


CAMBRIDGE NEUROSCIENCE, INC.

     /s/ Harry W. Wilcox
By: ___________________________________

        President & CEO
Title: ________________________________




BOEHRINGER INGELHEIM INTERNATIONAL GMBH
     ppa
     /s/ David Mitchard
By: ___________________________________

        Authorized Signatory
Title: ________________________________


     ppa
     /s/ Peter Muller
By: ___________________________________

        Authorized Signatory
Title: ________________________________




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